MOTION COMMUNICATIONS

LETTER OF ENGAGEMENT

Saturday, April 24, 2010

OncoVista Innovative Therapies, Inc.
14785 Omicron Drive, Suite 104
San Antonio, Texas 78245-3222
210.677.6000

The following sets forth the agreement (this "**Agreement**") for the engagement of Motion Communications, Inc. ("**Motion**") by OncoVista Innovative Therapies, Inc. ("**The Company**").

Term and Termination	This Agreement shall be in full force and effect commencing May 1, 2010 and shall have an initial term of six months (the "**Initial Term**"). Thereafter, this Agreement shall automatically renew for successive one-month periods which shall be terminable by either party for any reason whatsoever upon 30 days written notice. Either party hereto shall have the right to terminate this Agreement immediately without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party. Further, prior to expiration of the Initial Term, The Company shall have the option to extend the Agreement for an additional six months upon terms to be negotiated and agreed prior to the expiration of the Initial Term.
Objective	The design, development and delivery of unique, branded, proactive marketing materials designed to aid The Company in the furtherance of its marketing goals.
The Program	Motion will work strictly as an independent contractor of The Company to structure and implement a set of marketing materials designed to help The Company establish extensive financial market and investor awareness intended to drive long-term shareholder support. As share price is affected by various factors unrelated to Motion's efforts, Motion can give no assurance that the marketing materials will in any way create volume, buying or price appreciation for The Company's shares.

The Program
(Continued)

Current law provides that during any period in which The Company is in "registration" for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, The Company's investor relations and marketing efforts must be severely limited. To ensure that Motion does not violate this requirement, The Company will advise Motion in writing whenever a registration statement is filed or a registration is pending for any of The Company's securities. It will be the responsibility of The Company (with the advice of its securities counsel) to determine and advise Motion as to what investor relations and financial marketing efforts are permissible and not permissible during such periods. Motion will advise The Company in advance of any proposed investor relations or financial marketing efforts and follow the direction of The Company and its securities counsel with regard thereto.

Responsibilities

Motion will structure and implement the branding and materials development program described above in accordance with the marketing plan to be provided to The Company. Motion will work in conjunction with Company designated management, securities counsel, investment bankers, auditors, and marketing director.

The content of the agreed program will include the following:

Branding

- Focused consultation to structure The Company's story in the best possible form to attract and retain new and existing shareholders; and
- Develop unique and compelling branding which will highlight The Company's strengths and industry/sector leadership.

Investor Materials

- Build a compelling investor awareness package based on brand extension, including preparation of the following:
- Investor information brochure;
- Investor presentation;
- Website review;
- Speeches for conferences, conference calls, investor presentations (maximum of three per month);
- Press release template, including targeted corporate descriptor and "About Section";
- Press release production (maximum of 15 per month); and
- Personalized CEO letters (electronic or hard copy, maximum of two per month).

Optional Services

Motion may, at the discretion of The Company, perform additional marketing services on behalf of The Company (the "**Optional Services**") at additional cost. Costs are to be estimated on a per-item basis and no costs will be incurred on The Company's behalf without the express written authorization of The Company. The contents of the Optional Services include the following:

- Additional scripts for speeches and videos beyond the maximum monthly allowance.
- Organize client conference calls.*
- Organize independent certified financial analyst (CFA) designated fee-based research coverage.*
- Corporate video production, including editing.*
- Voice over talent and recording.*
- Website design, content and engineering.*
- Specific content assets required for a particular engagement. (Example: translated original or collateral material, targeted content to a specific demographic or investor group.)*
- Organize and/or implement social media/networking efforts.*
- Organize and/or implement search engine optimization initiatives and/or search engine marketing.*
- Any other consultations, services or affiliate liaisons not specifically included in this Agreement and allowable by law.*

** May be provided by recommended outside vendors or consultants, which Motion will coordinate.*

Financial Communications Documents

Subject to the limitations noted herein, Motion shall assist The Company in preparing financial communications documents, materials, and Company presentations ("**Financial Communications Documents**"), including press releases, online communications, and The Company's website. The Company will assume full responsibility for the accuracy and completeness of all Financial Communications Documents and for their compliance with applicable laws, rules and regulations. Motion shall have no obligation or duty to verify the accuracy or completeness of the Financial Communications Documents or their compliance with applicable law. Motion shall have the right to refuse to release or publish or participate in the release or publication of any Financial Communications Documents that have not been approved in writing by The Company or that Motion reasonably believes contains a misstatement of material fact, omits to state any material fact or otherwise does not fully comply with applicable law.

Financial Communications Documents (Continued)	Motion is not registered with the Securities and Exchange Commission as a broker or dealer and, therefore, will not make any offers or sales of securities or take any other actions which may require registration as a broker or dealer.
Monthly Fee	During the Initial Term, The Company agrees to issue to Motion a total of 150,000 five-year warrants to purchase The Company's common stock at an exercise price of US$0.38 per share, which shall vest at the rate of 25,000 warrants per month on the same day of each month following the date of this Agreement (the "**Base Fee**"). The exercise price of the warrants which vest after the first three months shall be adjusted to an amount equal to the ten day average closing price of The Company's common stock ending on the last trading day of the third month.
Equity Compensation	In addition to the Base Fee, as a material inducement to Motion to execute this Agreement, The Company shall immediately issue to Motion 50,000 five-year warrants to purchase The Company's common stock at an exercise price of US$0.38 per share (the "**Sign-On Warrants**"). Also in addition to the Base Fee, on the first day of the fourth month of the Agreement, The Company shall issue to Motion an additional 50,000 five-year warrants at an exercise price equal to the ten day average closing price of The Company's common stock ending on the last trading day of the third month (the "**Continuation Warrants**"). The Base Fee, the Sign-On Warrants, and the Continuation Warrants (collectively, the "**Compensation**") will have cashless exercises and net issuance provisions. The Company agrees that the Compensation shall be deemed to be a fully earned and non-refundable according to their respective issuance and/or vesting dates. Consequently, the Compensation shall be deemed to be fully paid as earned and non-assessable and thus not a payment for future services. If The Company decides to terminate this Agreement for any reason whatsoever, it is agreed and understood that Motion will not be requested or demanded by The Company to return any of earned Compensation.
Indemnification	Because Motion must at all times rely upon the accuracy and completeness of the information supplied to it by The Company, The Company unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Motion and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, attorneys, representatives, contractors, successors and assigns (Motion and such persons are collectively referred to as the "**Indemnified Persons**") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, the performance of services pursuant to the Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement ("**Indemnified Claim**").

Indemnification (Continued)	Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any actual or alleged misstatement of fact or omission of fact, or any actual or alleged inaccuracy in any information provided or approved by The Company in connection with the engagement, including any actual or alleged misstatement, omission or inaccuracy in any filing with the Securities and Exchange Commission, press release, website, marketing material or other document, or oral presentation or webcast, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, The Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, The Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person.
Governing Law; Exclusive Jurisdiction	This Agreement and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.
Attorneys' Fees	In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

OncoVista Innovative Therapies, Inc.	**Motion Communications, Inc.**
By ____________________	By ____________________
Name __________________	Name __________________
Title ___________________	Title ___________________